SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

                                    FOOTSTAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     5) Total fee paid:

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[ ]  Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

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

                                    FOOTSTAR


                933 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Footstar, Inc., a Delaware corporation (the "Corporation"), will be held at the offices of the Corporation at 933 MacArthur Boulevard, Mahwah, New Jersey 07430, on Tuesday, May 2, 2000, at 10:00 a.m. local time (the "Meeting"), for the following purposes:

          1. To elect three directors to hold office for terms expiring in 2003;

          2. To ratify the appointment of KPMG LLP as the Corporation's independent auditors for fiscal 2000; and

          3. To consider and transact such other business as may properly come before the Meeting or any postponement or adjournment.

     Stockholders of record at the close of business on March 27, 2000 are entitled to notice of and to vote at the Meeting or at any postponement or adjournment.


                                         By order of the Board of Directors,

                                         FOOTSTAR, INC.

                                         MAUREEN RICHARDS
                                         Vice President, General Counsel
                                         and Corporate Secretary


Dated: March 31, 2000

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YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                                    FOOTSTAR

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Footstar, Inc., a Delaware corporation ("Footstar" or the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation (the "Board") for use at the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held on Tuesday, May 2, 2000, at 10:00 a.m. local time, at the offices of the Corporation at 933 MacArthur Boulevard, Mahwah, New Jersey 07430, and at any postponement or adjournment of the Meeting. At the Meeting, stockholders are being asked to consider and vote on (1) the election of three directors, each to hold office for a term expiring in 2003 and (2) the ratification of the appointment of KPMG LLP as the Corporation's independent auditors for fiscal 2000.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 31, 2000.

                                     GENERAL

     The holders of shares of Common Stock of record at the close of business on March 27, 2000 are entitled to vote such shares at the Meeting. On February 29, 2000, there were 19,926,304 shares of Common Stock outstanding. The presence in person or by proxy of the holders of one-third of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Meeting. The proposal to ratify the appointment of the auditors requires the affirmative vote of a majority of the votes cast at the Meeting.

     Proxies for shares marked "abstain" on a matter will be considered to be represented at the Meeting, but will be considered to be voted only as to those matters actually voted on. Broker non-votes, that is, shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters and as to which non-voted matters the broker does not have discretionary authority, will be considered to be represented at the Meeting, but will be considered to be voted only as to those matters actually voted on. Therefore, abstentions and broker non-votes will be disregarded and will have no effect on the election of directors or the ratification of the appointment of auditors.

     Shares of Common Stock represented by a properly executed proxy received in time for the Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN IN THE PROXY, IT WILL BE VOTED BY THE PERSONS DESIGNATED IN THE PROXY FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR FISCAL 2000 AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY SUBMITTED TO STOCKHOLDERS AT THE MEETING, AS RECOMMENDED BY THE BOARD OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR DISCRETION.

     A proxy may be revoked by filing with the Secretary of the Corporation, prior to the voting of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Meeting. The presence of a stockholder at the Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made on behalf of the Corporation and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Corporation. The Corporation has retained Morrow & Co. to assist it in the solicitation of proxies for a fee of $4,500, plus out-of-pocket expenses. In addition, solicitations may be made in person or by mail, telephone, telefax or e-mail by the directors, officers and regularly engaged employees of the Corporation, without extra compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     General. The Board currently consists of seven members and is divided into three classes of approximately equal size. On March 16, 2000, the Board adopted a resolution enlarging the Board to provide for eight members, effective at the Meeting. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year's nominees each have been nominated to serve for a three-year term expiring in the year 2003. The Corporation has inquired of each nominee and determined that he will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board may designate as a substitute nominee.

     The names of the nominees for election, the directors whose terms extend beyond the Meeting and certain information about each of them are set forth in the tables below. All nominees are current directors of the Corporation, except Neele E. Stearns, Jr., who is a new nominee for director. The Board recommends that stockholders vote "FOR" the Corporation's nominees for director.

            TABLE I--NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING

                                                                                         DIRECTOR        TERM
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS         SINCE        EXPIRING
------------                          -------------------------------------------         ------       --------
Stanley P. Goldstein, 65 ............ Former Chairman and Chief Executive Officer           1996          2003
                                         of CVS Corporation and Melville Corporation
                                         (CVS's predecessor). Mr. Goldstein serves as a
                                         director of CVS Corporation, Bell Atlantic
                                         Corporation and Linens 'n Things, Inc.

J.M. Robinson, 54 ................... Chairman of the Board, Chief Executive                1996          2003
                                         Officer and President of the Corporation. Prior
                                         to October 1996, Mr. Robinson was President
                                         and Chief Executive Officer of the Meldisco
                                         Division of Melville Corporation. Mr. Robinson
                                         is a member of the Board of Visitors of the
                                         University of Memphis, the Board of Trustees
                                         of Connecticut Public Broadcasting, Inc. and the
                                         Advisory Council of the National Wildlife
                                         Federation.

Neele E. Stearns, Jr., 64 ........... Chairman of the Board of Directors of Wallace           --          2003
                                         Computer Services, Inc. and a director of
                                         Maytag Corporation. Mr. Stearns is the former
                                         President and Chief Executive Officer of
                                         CC Industries, Inc., a holding company with
                                         operations in manufacturing and real estate
                                         development and management.


       TABLE II--DIRECTORS WHOSE TERMS CONTINUE BEYOND THIS ANNUAL MEETING

                                                                                         DIRECTOR        TERM
NAME AND AGE                          PRINCIPAL OCCUPATION DURING PAST FIVE YEARS         SINCE        EXPIRING
------------                          -------------------------------------------         ------       --------
Robert A. Davies, III, 64 ........... President, Chief Executive Officer and                1998          2001
                                         director of Church & Dwight Co., Inc.
                                         since October 1995. From January 1995
                                         to September 1995, he was the President of
                                         the Arm & Hammer division of Church
                                         and Dwight.

George S. Day, 62 ................... Geoffrey G. Boisi Professor of Marketing and          1996          2002
                                         Director of Huntsman Center for Global
                                         Competition and Innovation at The Wharton
                                         School, University of Pennsylvania. Mr. Day
                                         also serves as a consultant to corporations
                                         including AT&T, Eastman Kodak, General
                                         Electric, Northern Telecom and IBM
                                         Corporation.

Terry R. Lautenbach, 61 ............. Former Senior Vice President of IBM                   1996          2001
                                         Corporation. Mr. Lautenbach is also a
                                         director of CVS Corporation, Air Products Corp.
                                         and Varian Medical Systems, Inc.

Bettye Martin Musham, 67 ............ Chairwoman and Chief Executive Officer of             1996          2002
                                         Gear Holdings, Inc., which she co-founded
                                         in 1977. Ms. Martin Musham also serves as
                                         a director of Brunswick Corporation, Wallace
                                         Computer Services, Inc., Peace Links and the
                                         World Service Council of the YMCA of the USA.

Kenneth S. Olshan, 67 ............... Chief Executive Officer and director of               1996          2002
                                         FirstTeacherTLC.com since February 2000.
                                         Prior to October 1995, Chairman and Chief
                                         Executive Officer of Wells Rich Greene BDDP.
                                         Mr. Olshan also serves as a director of
                                         Saatchi & Saatchi PLC, Charming Shoppes
                                         and WellGen, Inc. and as a Trustee of the
                                         Central Park Conservancy.

     Committees of the Board of Directors. The Board held eight meetings during 1999. The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee.

     The Audit Committee held three meetings during 1999. The main purpose of the Audit Committee is the oversight of the financial reporting process, the system of internal controls and the audit process. The duties of the Audit Committee, among others, are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function, (iii) to review annual consolidated financial statements, (iv) to institute, direct and supervise special investigations, (v) to recommend to the Board the appointment of independent auditors, (vi) to review non-audit services provided by the independent auditors, (vii) to review the Corporation's Code of Conduct, including its conflict of interest policy and compliance procedures and (viii) to report to the Board from time to time and make such recommendations and observations as it sees fit.

     The members of the Audit Committee are:

         George S. Day, Chair

         Robert A. Davies, III

         Kenneth S. Olshan

     The Corporate Governance Committee held two meetings during 1999. The duties of the Corporate Governance Committee are (i) to nominate, in concert with the Chairman of the Board of Directors, any new director for election to the Board, (ii) to report annually to the Board an assessment of the Board's performance, (iii) to review with the Board the criteria the Committee believes appropriate for Board membership and (iv) to recommend to the Board guidelines on corporate governance. The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders. See "Stockholder Proposals and Nominations for the 2001 Annual Meeting," on page 14 of this Proxy Statement.

     The members of the Corporate Governance Committee are:

         Kenneth S. Olshan, Chair

         Stanley P. Goldstein

         Bettye Martin Musham

     The Compensation Committee held four meetings during 1999. The duties of the Compensation Committee are (i) to establish policies governing, and to implement, administer and interpret all aspects of, compensation of all officers and other key executives of the Corporation, and its subsidiaries, whose annual base salaries are $150,000 or greater, and other employees designated by the Committee as key executives of the Corporation and its subsidiaries, (ii) to have the same responsibilities with respect to compensation of non-employee directors, except that determinations and actions which are non-ministerial are subject to approval of the full Board and (iii) in connection with the foregoing, to establish and administer compensation and benefit policies, plans and programs other than health and welfare plans generally available to employees of the Corporation and its subsidiaries.

     The members of the Compensation Committee are:

         Bettye Martin Musham, Chair

         George S. Day

         Terry R. Lautenbach

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Corporation as of March 15, 2000, by each person known to the Corporation to own beneficially more than 5% of the outstanding Common Stock, by each director and nominee for director of the Corporation, by each of the Named Officers listed in the Summary Compensation Table and by all directors and executive officers of the Corporation as a group. To the Corporation's knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares.


                                                                      NUMBER OF COMMON SHARES
         NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED (1)    PERCENT OF CLASS
         ------------------------                                     ----------------------    ----------------
      Directors and Named Officers:
        J.M. Robinson ................................................     367,955(2)               1.80%
        Carlos E. Alberini ...........................................     135,663(2)                   *
        Maureen Richards .............................................      54,131(2)                   *
        Robert D. Ravener, Jr. .......................................      28,953(2)                   *
        Robert A. Davies, III ........................................       7,090(3)                   *
        George S. Day ................................................      11,015(3)                   *
        Stanley P. Goldstein .........................................      58,453(3)(4)                *
        Terry R. Lautenbach ..........................................      16,235(3)                   *
        Bettye Martin Musham .........................................       9,547(3)                   *
        Kenneth S. Olshan ............................................      12,074(3)                   *
        Neele E. Stearns, Jr. ........................................          --                     --
        All executive officers and directors as a group (10 persons) .     701,116(2)(3)(4)           3.43%

      5% Stockholders:
      ESL Partners, L.P.,
      ESL Limited and
      ESL Institutional Partners, L.P.
      (collectively, "ESL")(5)
          One Lafayette Place
          Greenwich, CT 06830 .........................................  4,387,300                   22.08%

      FMR Corp.,
      Edward C. Johnson, 3d and
      Abigail P. Johnson(6)
          82 Devonshire Street
          Boston, MA 02109 ............................................. 3,156,133                   15.88%

      David J. Greene and Company, LLC(7)
          599 Lexington Avenue
          New York, NY 10022 ........................................... 1,790,089                    9.00%

      Sasco Capital, Inc.(8)
          10 Sasco Hill Road
          Fairfield, CT 06430 .......................................... 1,698,467                    8.54%

----------

*    Less than one percent (1%).

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares (i) owned by a spouse, minor children or by relatives sharing the same home, (ii) owned by entities owned or controlled by the named person, and (iii) any shares that the named person has the right to acquire within 60 days by the exercise of any right or option.

(2)  Of the shares shown, 112,687; 50,785; 26,353 and 16,783 shares for Mr.
     Robinson, Mr. Alberini, Ms. Richards and Mr. Ravener, respectively, constitute restricted shares or deferred shares under the Corporation's Deferred Compensation Plan. A majority of such shares are subject to forfeiture if the executive does not continue to be employed by the Corporation for five years from the date of grant. The amounts shown also include the following stock options which are currently exercisable or exercisable within 60 days: Mr. Robinson, 201,053; Mr. Alberini, 76,794; Ms. Richards, 25,455; and Mr. Ravener, 10,855.

(3)  Of the shares shown, 5,290; 5,815; 7,818; 9,018; 4,347 and 10,374 shares for Messrs. Davies, Day, Goldstein, Lautenbach, Ms. Musham and Mr. Olshan, respectively, constitute deferred shares. Each director has the right to receive these shares either at the later of ceasing to be a director or attaining age 65, or if voluntarily deferred, until the time elected.

(4) Of the shares shown, 5,758 shares are owned by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares.

(5) ESL filed a statement with the Securities and Exchange Commission (the "SEC") dated February 14, 2000 on Schedule 13G under the Securities Exchange Act of 1934 ("Exchange Act"), disclosing beneficial ownership of 4,387,300 shares of Common Stock. Of such Common Stock, ESL Partners, L.P. has sole voting and sole investment power with respect to 3,672,155 shares, ESL Limited has sole voting and sole investment power with respect to 605,644 shares and ESL Institutional Partners, L.P. has sole voting and sole investment power with respect to 109,501 shares.

(6) FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson (collectively, "FMR") filed a statement with the SEC dated February 14, 2000 on Schedule 13G under the Exchange Act, disclosing beneficial ownership of 3,156,133 shares of Common Stock. Of such Common Stock, FMR has sole voting power with respect to 19,064 shares and sole investment power with respect to 3,156,133 shares.

(7) David J. Greene and Company, LLC filed a statement with the SEC dated February 14, 2000 on Schedule 13G under the Exchange Act, disclosing beneficial ownership of 1,790,089 shares of Common Stock. Of such Common Stock, David J. Greene and Company, LLC has sole voting and sole investment power with respect to 93,516 shares, shared voting power with regard to 926,311 shares and shared investment power with regard to 1,696,573 shares.

(8) Sasco Capital, Inc. filed a statement with the SEC dated February 10, 2000 on Schedule 13G under the Exchange Act, disclosing beneficial ownership of 1,698,467 shares of Common Stock. Of such Common Stock, Sasco Capital, Inc. has sole voting power with regard to 898,873 shares and sole investment power with respect to 1,698,467 shares.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table summarizes all compensation awarded to, earned by or paid to the four named key-policy making officers of the Corporation (the "Named Officers") for all services rendered to the Corporation and its subsidiaries during the Corporation's last three fiscal years.


                                          SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION                       AWARDS
                                         ---------------------------------     -----------------------
                                                                    OTHER       RESTRICTED/   NUMBER OF
                                                                    ANNUAL       DEFERRED    SECURITIES    ALL OTHER
                              FISCAL                             COMPENSATION     STOCK      UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION    YEAR      SALARY ($)    BONUS ($)    ($)(2)       AWARDS($)    OPTIONS (#)  SATION ($)(6)
---------------------------    ----      ----------    --------- ------------ ------------   ----------   ------------

J.M. Robinson, Chairman of     1999       700,000       635,000    92,400      330,525(3)      105,271       6,856
  the Board, Chief Executive   1998       688,500       248,500    67,375      129,500(4)       45,000       5,800
  Officer and President        1997       637,500       250,250   457,025      644,588(5)      150,000       5,550

Carlos E. Alberini, Senior     1999       373,500       300,000    37,422      149,922(3)       23,975      13,406
  Vice President and Chief     1998       355,500       102,240    29,700       55,260(4)       15,000      12,550
  Financial Officer            1997       335,000       104,720   167,820      231,500(5)       50,000      12,300

Maureen Richards, Vice         1999       234,000       143,000    19,553       73,178(3)       17,275       6,856
  President, General Counsel   1998       222,500        55,912    15,469       29,447(4)       10,000       5,800
  and Corporate Secretary      1997       210,500        57,673    61,185       81,853(5)         --         5,550

Robert D. Ravener, Jr.,        1999       228,250       107,184    19,058      209,251(3)       24,275       3,456
  Vice President and           1998       170,000(1)     77,000    15,125      109,375(4)       15,000        --
  Chief Personnel Officer

----------

(1)  Employment commenced in March 1998.

(2) The amounts in this column include one-half of the award pursuant to the Career Equity Program (the Corporation's long-term bonus plan described below in the "Compensation Committee Report on Executive Compensation"), which award is payable in cash for the cycles ended January 1, 2000, January 2, 1999 and January 3, 1998, respectively, as follows: Mr. Robinson, $92,400, $67,375 and $207,025; Mr. Alberini, $37,422, $29,700 and
     $92,820; Ms. Richards, $19,553, $15,469 and $48,685; and Mr. Ravener
     $19,058 and $15,125 for the cycles ending January 1, 2000 and January 2, 1999, respectively. The amounts for 1997 also consist of the cash portion of a special bonus paid in April 1997 as follows: Mr. Robinson, $250,000; Mr. Alberini, $75,000 and Ms. Richards, $12,500.

(3) These amounts include the following "match" by the Corporation in deferred shares of the voluntary deferral of 75% of the 1999 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson, 10,013 shares valued at $238,125; Mr. Alberini, 4,731 shares valued at $112,500; Ms. Richards, 2,255 shares valued at $53,625; and Mr. Ravener, 1,690 shares valued at $40,194. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson, 3,885 shares valued at $92,400; Mr. Alberini, 1,574 shares valued at $37,422; Ms. Richards, 822 shares valued at $19,553; and Mr. Ravener, 801 shares valued at $19,057. The amount shown for Mr. Ravener also includes the value of shares of the Corporation's Common Stock underlying restricted stock units of 5,963 shares granted in 1999 valued at $150,000 on the date of grant and with a value as of January 3, 2000 of $178,711. These restricted stock units vest in five years from the date of grant contingent upon continued employment.

(4) These amounts include the following "match" by the Corporation in deferred shares of the voluntary deferral of 50% of the 1998 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson, 2,470 shares valued at $62,125; Mr. Alberini, 1,016 shares valued at $25,560; Ms. Richards, 556 shares valued at $13,978; and Mr. Ravener, 765 shares valued at $19,250. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson, 2,678 shares valued at $67,375; Mr. Alberini, 1,181 shares valued at $29,700; Ms. Richards, 615 shares valued at $15,469; and Mr. Ravener, 601 shares valued at $15,125. The amount shown for Mr. Ravener also includes the value of shares of the Corporation's Common Stock underlying restricted stock units of 2,051 shares granted in 1998 valued at $75,000 on the date of grant and with a value as of January 3, 2000, of $60,443. These restricted stock units vest in five years from the date of grant contingent upon continued employment with the Corporation. At January 3, 2000, the value of all of the deferred shares referenced in this footnote was $151,711 for Mr. Robinson, $64,745 for Mr. Alberini, and $34,509 for Ms. Richards, and $100,699 for Mr. Ravener.

(5) These amounts include the following "match" by the Corporation in deferred shares of the voluntary deferral of 50% of the 1997 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson, 2,123 shares valued at $62,562; Mr. Alberini, 888 shares valued at $26,180; and Ms. Richards, 489 shares valued at $14,418. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson, 7,025 shares valued at $207,025; Mr. Alberini, 3,150 shares valued at $92,820; and Ms. Richards, 1,652 shares valued at $48,685. The amounts shown also include the following mandatory deferral and "match" of special bonuses paid in 1997: Mr. Robinson, 12,960 shares valued at $375,000; Mr. Alberini, 3,888 shares valued at $112,500; and Ms. Richards, 648 shares valued at $18,750. At January 3, 2000, the value of all of the deferred shares referenced in this footnote was $651,523 for Mr. Robinson; $233,579 for Mr. Alberini; and $82,192 for Ms. Richards.

(6) The amounts disclosed represent the Corporation's contributions under the Corporation's 401(k) Profit Sharing Plan as well as $6,750 for Mr. Alberini in each of 1999, 1998 and 1997 representing interest (calculated at 6.75% annually) which might otherwise have had to been paid on a non-interest bearing loan.

     Option Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the Named Officers during fiscal 1999. The amounts shown as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options, which would result in Common Stock prices of approximately $40.98 and $65.26, respectively.



                                 OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                                  -------------------------                               POTENTIAL REALIZABLE
                                                 PERCENT OF                                 VALUE AT ASSUMED
                                   NUMBER OF        TOTAL                                 ANNUAL RATES OF STOCK
                                  SECURITIES       OPTIONS                               PRICE APPRECIATION FOR
                                  UNDERLYING     GRANTED TO   EXERCISE OR                    OPTION TERM ($)
                                    OPTIONS     EMPLOYEES IN  BASE PRICE   EXPIRATION    -----------------------
          NAME                  GRANTED (#)(1)   FISCAL YEAR    ($/SH)        DATE          5%           10%
                                  ----------    ------------  ----------   ----------    -----------------------
J.M. Robinson ...............        105,271        20.5         25.16      03/02/09     1,665,702    4,221,216
Carlos E. Alberini ..........         23,975         4.7         25.16      03/02/09       379,356      961,363
Maureen Richards ............         17,275         3.4         25.16      03/02/09       273,342      692,703
Robert D. Ravener, Jr. ......         24,275         4.7         25.16      03/02/09       384,103      973,393



-----------------

(1) Each option vests at the rate of 20% per year over a five-year period beginning on the first anniversary of the date of grant.

     Option Exercises and Year-End Option Holdings. The following table shows information regarding option exercises during 1999 as well as fiscal 1999 year-end option holdings for each of the Named Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                      SHARES                      NUMBER OF SECURITIES            IN-THE-MONEY
                                     ACQUIRED         VALUE      UNDERLYING UNEXERCISED            OPTIONS AT
                                    ON EXERCISE     REALIZED      OPTIONS AT FY-END (#)             FY-END($)
              NAME                      (#)            ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                      ---            ---      -------------------------   -------------------------
J.M. Robinson ....................      --             --            140,999/279,272            675,360/1,012,777
Carlos E. Alberini ...............      --             --             58,999/89,976              337,680/353,235
Maureen Richards .................      --             --             20,000/37,275              168,840/204,872
Robert D. Ravener, Jr. ...........      --             --             3,000/36,275                  0/129,718


     Supplemental Retirement Plan. The following table indicates the approximate amount of annual retirement income that would be payable under the Supplemental Retirement Plan for Select Senior Management of Footstar (the "Supplemental Retirement Plan"), including to each of the Named Officers, based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement at age 60. The annual benefit will be reduced by the annualized value of any retirement or deferred profit sharing benefit paid or payable under any other plan maintained by the Corporation (excluding benefits attributable to contributions made by participants), and without offset for social security or other benefits.

                               PENSION PLAN TABLE

                                ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON
                                      YEARS OF SERVICE AND COMPENSATION
                           ----------------------------------------------------
                           10 YEARS       15 YEARS       20 YEARS      25 YEARS
                           --------       --------       --------      --------
$  200,000 .............   $ 40,000       $ 60,000       $ 80,000      $100,000
   400,000 .............     80,000        120,000        160,000       200,000
   800,000 .............    160,000        240,000        320,000       400,000
 1,000,000 .............    200,000        300,000        400,000       500,000
 1,200,000 .............    240,000        360,000        480,000       600,000
 1,400,000 .............    280,000        420,000        560,000       700,000
 1,600,000 .............    320,000        480,000        640,000       800,000

     The Supplemental Retirement Plan is designed to provide competitive retirement benefits to selected executives with at least ten years of credited service. The normal retirement benefit commencing at age 60 is equal to 2% of the highest average three consecutive years' base salary plus target annual bonus for the executive in the preceding ten years, multiplied by the number of years of credited service with the Corporation (to a maximum of 25 years). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a "change in control" (as defined in the Supplemental Retirement Plan) or as provided in the Employment Agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing ten years of credited service. Benefits are generally payable in annual installments for the life of the executive, but other forms of payment of equivalent actuarial value may be elected.

     Compensation which may potentially be used to determine benefits for each of the Named Officers covered by the Supplemental Retirement Plan for 1999 equals the respective amounts shown in the Salary column of the Summary Compensation Table, plus the target amount of the Named Officer's annual incentive bonus. As of January 1, 2000, the estimated credited years of service under the Supplemental Retirement Plan for Messrs. Robinson, Alberini, Ravener and Ms. Richards were 18, 3, 2, and 3 years, respectively. If a covered executive is terminated without "cause" or voluntarily terminates his or her employment for "good reason" (as each such term is defined in the Supplemental Retirement Plan) contemporaneously with or within two years following a "change in control," benefits will be payable in a lump sum equal to the actuarial equivalent of the annual retirement benefit which would have been payable under the Supplemental Retirement Plan had the executive remained employed by the Corporation until the date when he or she would attain 10 years of service (or such later date as the executive would attain age 60), multiplied by a fraction in which the numerator is the executive's actual years of credited service (but not more than 10) and the denominator is 10 (thus reducing the benefit proportionately to the extent the executive's actual years of credited service are less than 10).

     Employment Agreements. The Corporation has entered into employment agreements (each referred to as an "Employment Agreement" and collectively as the "Employment Agreements") with Messrs. Robinson, Alberini, Ravener and Ms. Richards. The following briefly summarizes the principal terms of the Employment Agreements.

     The period of employment under the Employment Agreements extends initially for three years (five years in the case of Mr. Robinson), subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. The Employment Agreements also generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 36 months in the case of Mr. Robinson and for 18 months in the case of the other Named Officers (or 24 months in the case of a "change in control") in the event the executive's employment is terminated other than a termination by the Corporation for "cause" or voluntarily by the executive without "good reason"; (ii) non-competition for a period of 18 months (36 months for Mr. Robinson) subsequent to termination for any reason other than by the executive for "good reason" or by the Corporation without "cause" following a "change in control"; (iii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including pension benefits, disability and life insurance, and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Robinson's Employment Agreement provides that his target annual incentive and long-term incentive opportunities may not be less than 50% and 35%, respectively, of his annual base salary.

     A "change in control" is defined as (i) any person acquiring beneficial ownership of 25% or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding voting securities; (ii) the reorganization, merger, consolidation, complete liquidation or dissolution of the Corporation, sale or disposition of all or substantially all of the assets of the Corporation, or similar corporate transaction; or (iii) members of the Board serving at the effective date of the 1996 Incentive Compensation Plan, together with members first elected thereafter (excluding certain directors elected as a result of an actual or threatened election contest) with the approval of a majority of the original members and new members previously so approved, ceasing to constitute a majority of the Board. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Robinson (or other Named Officers following a "change in control"), material breach of the Employment Agreement by the Corporation, or, in the case of Mr. Robinson, failure to extend the term of the Employment Agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants referred to above, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Corporation.

     If payments under the Employment Agreements following a "change in control" are subject to the "golden parachute" excise tax, the Corporation will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied.

     The Employment Agreements obligate the Corporation to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that the Corporation generally will reimburse an executive for expenses incurred in seeking enforcement of the Employment Agreement, unless the executive's assertion of rights was in bad faith or frivolous. The Employment Agreement with Mr. Robinson relates to his employment as Chairman and Chief Executive Officer and his agreement to serve as a director. The Employment Agreements with Mr. Alberini, Ms. Richards and Mr. Ravener relate to their employment as senior executives of the Corporation.

     Director Compensation. Directors who are not receiving compensation as officers or employees of the Corporation or of any affiliate ("non-employee directors") are paid an annual retainer of $10,000 and a $1,000 fee for attendance at each meeting of the Board or any committee of the Board and a $2,500 fee for serving as a committee chair. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan (the "1996 Director Plan"). Under the 1996 Director Plan, each non-employee director receives a one-time non-qualified option to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the grant date. Each option becomes exercisable in 20% increments on each of the first five anniversaries of the date of grant, and thereafter remains exercisable until the option expires.

     The 1996 Director Plan also provides for automatic grants of 2,000 stock units ("Stock Units") to each person whom, at the close of business on the date of each annual meeting of the Corporation's stockholders, is a non-employee director. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. Fifty percent of such Stock Units vest six months and a day after the grant date, provided the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65, except that payment of such Stock Units will be accelerated in the event of a "change in control". The remaining 50% of such Stock Units vest upon the later of ceasing to be a director or attaining age 65, provided that vesting of such Stock Units is accelerated in the event of death, disability, or a "change in control".

     The 1996 Director Plan permits a non-employee director to elect to defer receipt of all or a portion of the shares otherwise deliverable in connection with Stock Units. The 1996 Director Plan also permits a non-employee director to elect to defer receipt of fees otherwise payable in cash, with such deferred amounts deemed invested in Stock Units.

     In 2000, the Board of Directors approved voluntary stock ownership guidelines for all independent directors providing for ownership of Common Stock of the Corporation in an amount equal to at least five times their annual retainer, to be achieved over a five-year period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. This Committee is responsible for establishing, implementing, administering and monitoring the Corporation's compensation strategy, policies and plans.

     Compensation Strategy. The Corporation's compensation strategy is based upon the premise that all of its associates are important to its success, with senior executives setting the direction of the business and having overall responsibility for its results. Because the Corporation operates in a highly competitive and difficult economic environment for retailers, the Committee has adopted compensation policies and plans intended to

     o    attract and retain high caliber individuals,

     o provide compensation opportunities that are fair and competitive with comparable organizations, as well as effective and tax efficient,

     o reward the creativity of its key executives in maximizing business opportunities, and

     o provide incentives to motivate key management based on achievement of both short- and long-term business objectives, strategic progress and the creation of stockholder value.

     The Corporation's executive compensation program was designed to be aligned with the Corporation's competitive marketplace and short- and long-term performance objectives. The compensation practices at 13 specialty retailers with revenues ranging from approximately $572 million to $8.0 billion were identified as comparable corporations with which the Corporation competes for talent. The companies that comprise this group are different than the companies comprising each of the peer group indices referred to in the performance graph of this Proxy Statement. In the view of the Compensation Committee, the group of 13 specialty retailers that were selected is more representative for compensation review purposes.

     The Committee has implemented a compensation program that is comprised of annual and longer-term financial incentives. Base salaries are positioned at approximately the 50th to 60th percentile and remuneration at approximately the 65th percentile of the peer group at target but with the opportunity for increased yields for superior results. Actual total remuneration levels may range well below or above target in any one year and over a period of years based on performance against annual and long-term business objectives and total return to stockholders. The primary components of the compensation program are base salary, annual incentive awards, a career equity program and stock options.

     Base Salaries. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In making compensation decisions for key management, including the Named Officers (other than the Chief Executive Officer), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer. The Chief Executive Officer's base salary for fiscal 1999 was equal to his fiscal 1998 base salary.

     Annual Incentive Awards. The Corporation's annual incentive program provides for cash bonuses based on performance relative to predetermined objectives approved by the Committee each year. As an added retention feature and to further align the interests of management and stockholders, executive officers and other members of management may elect to defer receipt of up to 75% of their cash bonuses for five years in deferred shares of Common Stock and receive partial matching grants which vest upon completion of five years of continued employment, subject to accelerated vesting in certain events (the "STEP Program").

     Incentive awards at target performance range from 60% of base salary for the Chief Executive Officer and scale down depending on position responsibilities. Larger awards, up to a maximum of 200% of normal awards, are permitted if performance exceeds predetermined objectives. Smaller or no awards are made if performance falls below such objectives.

     Bonuses payable to the Chief Executive Officer and other Named Officers were based on the Corporation's earnings before Federal income taxes. The Chief Executive Officer's annual incentive award for 1999 was 116% of his target award due to the Corporation's exceptional performance in meeting profit objectives. In addition, the Chief Executive Officer was awarded a special one-time bonus (as were certain other Named Officers) of $147,800, seventy-five percent of which was mandatorily deferred for five years under the Company's STEP program in connection with the execution of 1999 performance objectives.

     Career Equity Program. As part of its long-term incentive compensation arrangements, the Committee has implemented a Career Equity Program for executive officers and other key members of management. Three-year cycles begin each year with two shortened start-up cycles which began on October 1, 1996 with periods ending on December 31, 1997 and December 31, 1998, respectively. The value of the awards are determined by pre-established goals set by the Committee based on the Corporation's cumulative net income and return on average equity during each cycle. The target and maximum awards for the Chief Executive Officer were set at 40% and 85% of base salary, respectively. Award payments are made in equal combinations of current cash and deferred shares of the Corporation's Common Stock, with one-half of the deferred shares vesting after five years of continued employment and one-half vesting at retirement, subject to accelerated vesting in certain events.

     For the cycle ending December 31, 1999, the Career Equity Award for the Named Officers (including the Chief Executive Officer) and other participants was 66% of the targeted award due to the Corporation's below-target performance against the pre-established long-term goals.

     Stock Options. Stock options are granted to the Corporation's executive officers and over 100 other key employees to further align their interests with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Corporation's Common Stock and are exercisable in five equal annual installments based on continued employment during the five-year period following the grant date, subject to accelerated vesting in certain events. In 1999, the Chief Executive Officer was granted 101,296 non-qualified stock options and 3,975 incentive stock options. Grants are determined based on the executive officer's position, multiple of base compensation, individual performance and fair market value of the Corporation's Common Stock on the grant date.

     Stock Ownership Guidelines. In order to encourage management to have an ownership stake in the Corporation, the Compensation Committee adopted voluntary stock ownership guidelines for the Chief Executive Officer and other key managers including the Named Officers. The Committee believes that executive stock ownership provides a meaningful link to stockholder interests and signifies a personal commitment from the management team to the Corporation's long-term success. These guidelines provide that over a five-year period the Chief Executive Officer should attain an ownership interest in the Corporation's Common Stock of five times base salary and that the other key managers (including the Named Officers) attain an ownership interest of one to three times base salary.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Committee's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers. However, the Committee has retained the flexibility to approve compensation arrangements that it deems to be in the best interests of the Corporation and its stockholders that may not always qualify for full tax deductibility. All compensation paid by the Corporation in 1999 qualified for full tax deductibility and it is anticipated that all compensation to be paid in 2000 will also be fully deductible.

                                              Compensation Committee:

                                              Bettye Martin Musham, Chair
                                              George S. Day
                                              Terry R. Lautenbach

     Performance Graph. The following graph shows cumulative total stockholder returns for the Corporation, assuming reinvestment of any dividends, compared with the Standard & Poor's ("S&P") SmallCap Retail Specialty Index, the S&P SmallCap 600 Index, the S&P 500 Stock Index and the S&P Retail Stores Composite Index. The Corporation hereafter intends to use the following two indices in the performance graph: the S&P SmallCap 600 Index and the S&P Retail Specialty Index, which is a subset of the S&P SmallCap 600 Index. The Company believes these indices more comparably reflect the Corporation's market capitalization, liquidity and industry. Both of these indices have included the Corporation since July 1997 and represent companies with an average market capitalization of $691 million. The S&P 500 Index and the S&P Retail Stores Composite Index, which is a subset of the S&P 500 Index, include companies with an average market capitalization of $23.1 billion. Furthermore, the S&P Retail Stores Composite Index includes all retail stores in the S&P 500 Index, not just specialty stores such as the Corporation. The graph covers the period from October 14, 1996, the date when Footstar's Common Stock was first traded on the New York Stock Exchange, through January 1, 2000.



                                   [GRAPHIC]



                                10/14/96    12/28/96  1/3/98   1/2/99     1/1/00
                                --------    --------  ------   ------     ------
Footstar, Inc. ...............    100.0       124.4    131.1    122.0     148.8
S&P 500 ......................    100.0       107.6    138.6    174.7     208.8
S&P Small Cap 600 ............    100.0       103.9    130.6    128.0     142.7
S&P Retail Stores Composite ..    100.0        97.1    134.8    216.7     261.0
S&P SM Retail-Specialty ......    100.0        96.5    122.0    132.2     122.2

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board is comprised of three outside independent directors, Bettye Martin Musham (Chair), George S. Day and Terry R. Lautenbach.

     Certain Transactions With Related Parties. The Corporation is a payee with respect to $100,000 of a relocation loan received by Mr. Alberini. The loan bears no interest and is to be forgiven if Mr. Alberini remains employed by the Corporation through May 2000 or is terminated by the Corporation prior to such time.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Corporation's officers and directors to file with the SEC reports regarding ownership of the Corporation's Common Stock, and to furnish the Corporation with copies of all such filings. Based on a review of these filings, the Corporation believes that all filings were timely made other than a Form 4 which was inadvertently filed late on behalf of Mr. Day in connection with the sale of 1,000 shares of the Corporation's Common Stock.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Corporation's independent auditors to make an examination of the accounts of the Corporation for fiscal 2000. KPMG LLP served as independent auditors for the Corporation for the 1999 fiscal year and prior. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                  STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE
                               2001 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Corporation's 2001 Annual Meeting of Stockholders, must be received by the Secretary of the Corporation, for inclusion in the Corporation's proxy statement, notice of meeting and proxy relating thereto not later than December 4, 2000.

     The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of the Corporation. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Corporation prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Corporation. The Bylaws also provide that at any meeting of stockholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Corporation in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a stockholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

     A COPY OF THE CORPORATION'S ANNUAL REPORT IS BEING MAILED TO ALL STOCKHOLDERS OF RECORD ON OR ABOUT MARCH 31, 2000. STOCKHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE CORPORATION, 933 MACARTHUR BOULEVARD, NEW JERSEY 07430, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, REQUIRED TO BE FILED WITH THE SEC FOR THE 1999 FISCAL YEAR.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the Meeting other than the items referred to above. PROXIES IN THE ENCLOSED FORM WILL BE VOTED IN RESPECT OF ANY OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING AS RECOMMENDED BY THE BOARD OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

[LOGO]
                                      PROXY

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, MAY 2, 2000

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints ROBERT A. DAVIES, III and KENNETH S. OLSHAN and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Footstar, Inc. ("Footstar"or the "Corporation") standing in the undersigned's name at the Annual Meeting of Stockholders of Footstar, to be held at the Corporation's headquarters, 933 MacArthur Boulevard, Mahwah, New Jersey 07430, on Tuesday, May 2, 2000, at 10:00 a.m., and at any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

     This proxy will be voted as specified hereon. If no choice is specified, the proxy will be voted FOR the nominees for Director listed hereon, and FOR ratification of the appointment of KPMG LLP as the Corporation's auditors for 2000, all as described in the accompanying Proxy Statement.

                           (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                           Please mark
                                                           your votes as   [X]
                                                           Indicated in
                                                           this example


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR THE RATIFICATION OF APPOINTMENT OF AUDITORS.

1. ELECTION OF DIRECTORS FOR A TERM          2. RATIFICATION OF APPOINTMENT OF
   TO EXPIRE IN 2003                            KPMG LLP, AS DESCRIBED IN THE
                                                PROXY STATEMENT


FOR all the nominees      WITHHOLD          STANLEY P. GOLDSTEIN, J.M. ROBINSON,
     listed              AUTHORITY                  NEELE E. STEARNS, JR.
(except as marked     to vote for all
to the contrary)      nominees listed            FOR   AGAINST    ABSTAIN

                                                [   ]   [   ]       [   ]

                                            (INSTRUCTION: To withhold authority
                                             to vote for any individual nominee,
                                             write that nominee's name in the
                                             space provided below.)

                                            ------------------------------------
                                             3. In their discretion, upon other
                                                matters as may properly come
                                                before the Annual Meeting.

                                       ----|    Dated: April   , 2000
                                           |
                                           |

                                            ------------------------------------
                                                          Signature

                                            ------------------------------------
                                                          Signature

                                                (Please sign exactly as your
                                                name appears. When signing as
                                                executor, administrator,
                                                guardian, trustee or attorney,
                                                please give your title as such.
                                                If signer is a corporation,
                                                please sign the full corporate
                                                name and then an authorized
                                                officer should sign his or her
                                                name and print his or her name
                                                and title below the signature.
                                                If the shares are held in joint
                                                names, all joint owners should
                                                sign.)

PLEASE COMPLETE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.
--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o